EXHIBIT 99.1

AutoZone Announces Organizational Changes

MEMPHIS, Tenn., March 23, 2007 (PRIME NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced Tom Newbern has been promoted to the position of Senior Vice President of Store Operations. A 21-year AutoZoner, Newbern has held several key management positions with the company, most recently Vice President of the Southwest Division.

AutoZone also announced today Larry Roesel will be joining the company as Senior Vice President of Commercial. Roesel comes to AutoZone after more than 30 years with OfficeMax, Inc. and its predecessor where he served in operations, sales and general management. Both Newbern and Roesel will report to Bob Olsen, the company's Executive Vice President of Store Operations, Commercial and Mexico.

Also today, the company announced Charlie Pleas has been promoted to Senior Vice President, Controller. Pleas, who joined AutoZone in 1996, has held various positions on the company's finance team, most recently Vice President, Controller. Newbern, Roesel and Pleas will be members of the company's Executive Committee.

"With Tom Newbern's promotion, a long time AutoZoner with a very successful track record, and the addition of Larry Roesel, a very senior and accomplished executive, we have even further strengthened our already highly-seasoned senior operations team," said Bill Rhodes, the company's President and CEO. "In addition, Charlie Pleas has been one of the architects of this company's very successful business and financial model concentrating on cost control. He will be a valuable addition to our Executive Committee."

About AutoZone:

As of February 10, 2007, AutoZone sells auto and light truck parts, chemicals and accessories through 3,847 AutoZone stores in the United States and 108 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

CONTACT:  AutoZone, Inc.
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com